                                  Exhibit 5.1
                       Opinion of Morrison & Foerster LLP

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                 July 25, 2001

Cheap Tickets, Inc.
1440 Kapiolani Boulevard
Honolulu, Hawaii 96814

Re:  Amended and Restated 1999 Stock Incentive Plan

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by you on July 25, 2001, and to be filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 1,208,019 shares of your common stock, $.001 par value (the "Common Stock"), which will be issuable under the above-referenced plan (the "Plan").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the shares of Common Stock under the Plan, and such documents as we have deemed necessary to render this opinion

     Based upon the foregoing, it is our opinion that the Common Stock, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                           Very truly yours,


                                           /s/  MORRISON & FOERSTER LLP